New Horizon Education, Inc.

AGREEMENT

This subscription agreement entered into on August 3, 2001, by and between Loretta Jean Hullinger, Inc., (the "Investor"), and New Horizon Education, Inc., a Utah corporation (the "Company"),

WITNESSETH:

WHEREAS the Company and the Investor have agreed that the original issuance of 7,500,000 shares of Common Stock to the Investor on January 25, 2001 shall be reduced to 750,000 shares of Common Stock for a purchase price of $0.02 per share and such reduction shall be considered retroactive as of January 25, 2001, upon the terms and subject to the conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the terms and mutual covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereby agree as follows.

1. SUBSCRIPTION. Upon receipt of the purchase price of Fifteen Thousand Dollars ($15,000), the Company agrees to transfer and convey to the Investor Seven Hundred Fifty Thousand (750,000) shares of Common Stock.

2. ST0CK CERTIFICATE. The Company shall promptly issue to the Investor, upon execution of this Agreement a stock certificate representing the number of shares of Common Stock purchased.

3. ACKNOWLEDGMENTS. To induce the Company to accept this subscription, the Investor hereby acknowledges that:

3.1 BUSINESS RECORDS. The Company has made available to it for inspection its financial statements and other financial, corporate and business information and records.

3.2 FAMILIARITY WITH COMPANY. The Investor is familiar with the business, history and operations of, the Company, and is aware that an investment in the Common Stock is highly speculative and subject to substantial risk.

3.3 SHARES NOT REGISTERED. The Common Stock has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities or "blue sky" laws, and are being offered and sold to the Investor pursuant to exemptions from the registration requirements of the Securities Act and applicable state securities and blue sky laws, and:

(i) the Investor may not sell, pledge, transfer or otherwise dispose of the Shares except (a) pursuant to an effective registration statement covering the Shares under the Securities Act and relevant state securities and blue sky laws or (b) upon delivery by the Investor to the Company of an opinion of counsel acceptable to the Company that, with respect to a proposed transfer of the Common Stock, registration is not required under the Securities Act or under the securities or blue sky laws of any state;

(ii) the Company will make a notation upon its records and will place a restrictive legend upon the certificate or certificates representing the Common Stock so that transfers of the Common Stock will not be effected without compliance with such restrictions on transferability and resale;

(iii) the Investor may have to bear the economic risk of its investment in the Company for an indefinite period of time;

(iv) there is not currently any market for the Company's Common Stock, and no assurance has been given and no representations have been made that there will ever be a market for the resale of the Common Stock;

(v) no representations, promises or agreements have been made to the Investor concerning the marketability or value of the Common Stock or that any of the Common Stock will be registered under the Securities Act or any state securities or blue sky laws at any time in the future or will otherwise be qualified for sale under applicable securities laws; and

(vi) the Company does not currently intend to make available to the public information concerning itself so as to permit the Investor to use Rule 144 under the Securities Act for the sale or transfer of the Common Stock.

3.4 EXCLUSION OF REPRESENTATIONS, ETC. No representations, warranties, promises or agreements have been made to the Investor with respect to either of the following:

(i) the approximate or exact length of time that the Investor will be required to remain as owner of the Common Stock; or

(ii) the percentage of profit or the amount or type of consideration (including dividends), profit or loss (including tax write-offs or tax benefits) that the Investor will realize, if any, as a result of my investment in the Common Stock.

3.5 NOT A TAX SHELTER. The Company is not intended to be a tax shelter and it is unlikely that there will be any material tax benefits available to the Investor by virtue of the business, operations or financial results of the Company.

3.6 NO STATE REVIEW OR APPROVAL. No federal or state agency has reviewed or made any finding or determination as to the fairness for investment or any recommendation or endorsement of the Common Stock.

4. BANKRUPTCY, LIQUIDATION, SALE, ETC. Agreement and the Investor's obligation to purchase the Common Stock hereunder shall automatically terminate in the event that the Company (a) makes an assignment for the benefit of its creditors, (b) files a voluntary petition in bankruptcy or any answer or petition seeking any reorganization, arrangement, composition or other insolvency relief under the present federal, state or other insolvency statute, law or regulation, suffers an adjudication as a bankrupt, (c) has any proceeding commenced against it under any such act or statute, law or regulation, which proceeding shall remain unstayed for a period of ninety (90) days after the commencement thereof (d) has a receiver, trustee or liquidator appointed in respect of all or any part of its assets; or (e) at the Investor's option, upon the adoption by the Company's board of directors or shareholders of a resolution to liquidate the assets of the Company, to sell all or substantially all of the Company's assets or stock, or to merge with another entity.

5. MISCELLANEOUS.

5.1 CAPTIONS. The captions used herein are for ease of reference only and shall not define or limit the provisions hereof.

5.2 GOVERNING LAW. This Subscription Agreement shall be construed in accordance with, and governed by the substantive laws of, the State of Nevada, without reference to principles governing choice or conflicts of laws.

5.3 ASSIGNMENTS. This Subscription Agreement shall be binding upon and shall inure to the benefit of each of the parties and their respective legal representatives, successors, agents, heirs and assigns. Neither this Subscription Agreement nor any benefits or obligations hereunder may be assigned or delegated by Investor.

5.4 DISPUTES. In the event of a dispute between the parties arising under this Agreement, the party prevailing in such dispute shall be entitled to collect such party's costs from the other party, including without limitation court costs and reasonable attorneys' fees.

5.5 ENTIRE AGREEMENT. This Subscription Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter contained herein, and there are no covenants, terms or conditions, express or implied, other than as set forth or referred to herein. This Subscription Agreement supersedes all prior agreements between the parties relating to all or part of the matters covered by herein. No representations, oral or written, modifying or contradicting the terms of this Subscription Agreement have been made except as contained herein. This Subscription Agreement may not be amended, modified or canceled except by written agreement signed by both parties.

IN WITNESS WHEREOF the parties have executed this Subscription Agreement as of the date first written above.

/s/ Loretta Jean Hullinger /s/ Steven L. White

Loretta Jean Hullinger Steven L. White, President

Investor New Horizon Education, Inc.